Exhibit 10-3

Amendment No. 2 to
FirstEnergy Corp. 2007 Incentive Plan

WHEREAS, FirstEnergy Corp. (the “Company”), established the FirstEnergy Corp. Executive and Director Incentive Compensation Plan; and

WHEREAS, the Plan was restated and renamed as the FirstEnergy Corp. 2007 Incentive Plan, effective as of May 15, 2007, and further amended by Amendment No. 1, effective as of January 1, 2011 (the “Plan”); and

WHEREAS, Section 18.1 provides that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may amend or modify the Plan at any time and from time to time; and

WHEREAS, the Compensation Committee now desires to amend the Plan, effective January 1, 2014, to modify the tax withholding procedures set forth in Section 19.2 for awards granted under the Plan after January 1, 2014.

NOW, THEREFORE, in accordance with Section 18.1 of the Plan, the Plan is amended, effective as of January 1, 2014, as follows:

1.	Section 19.2 is hereby deleted in its entirety and replaced with the following:

19.2    Share Withholding or Open Market Sales.

Stock Options, SARs and Performance Shares. With respect to withholding required upon the exercise of Options or SARs or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award of Options, SARs or Performance Shares granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement by having the Company withhold Shares or cash having a Fair Market Value on the date the withholding amount is to be determined in an amount not to exceed the minimum statutory tax or sell Shares on the open market having a Fair Market Value on the date the withholding amount is to be determined in an amount not to exceed the total tax that could be imposed on the transaction; provided that any such election is made prior to January 1, 2014. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Restricted Stock and Restricted Stock Units.

(a)    Awards Granted Prior to January 1, 2014. With respect to withholding required upon the lapse of restrictions or any other taxable event arising as a result of an Award of Restricted Stock or Restricted Stock Units granted prior to January 1, 2014 hereunder, unless the Committee determines otherwise, each Participant shall satisfy his or her withholding requirement in accordance with the terms of the applicable Award Agreement.

(b)     Awards Granted On or After January 1, 2014. With respect to withholding required upon the lapse of restrictions or any other taxable event arising as a result of an Award of Restricted Stock or Restricted Stock Units granted on or after January 1, 2014 hereunder, unless the Committee determines otherwise, each Participant shall satisfy his or her withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the withholding amount is to be determined in an amount not to exceed the minimum statutory tax that could be imposed on the transaction.

2.	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.

3.
Except as otherwise modified in this Amendment, the Plan shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Plan, the terms of this Amendment shall control.

IN WITNESS WHEREOF, pursuant to the delegation of authority made to an authorized officer of FirstEnergy Corp. on January 20, 2014, by the Compensation Committee of the Board of Directors of FirstEnergy Corp., to approve the changes to the FirstEnergy Corp. 2007 Incentive Plan that are reflected in Amendment No. 2 to FirstEnergy Corp. 2007 Incentive Plan, this Amendment No. 2 is hereby executed this 20th day of February, 2014, effective as of the date set forth above.

FIRSTENERGY CORP.

By:	/s/ Anthony J. Alexander,
Anthony J. Alexander,
President and Chief Executive
Officer of FirstEnergy Corp.

2